First Chester County Corporation Reports $2.6 million in

Net Income for First Quarter 2009

Acquisition of American Home Bank Drives Growth and Profitability

West Chester, PA. – May 5, 2009 – First Chester County Corporation (OTC: FCEC), parent company of First National Bank of Chester County (the “Bank”), today announced financial results for the first quarter ended March 31, 2009. Net income was $2.6 million, up $1.1 million from $1.5 million in the first quarter of 2008. Diluted earnings per share were $0.41, up $0.12 from $0.29 per diluted share in the first quarter of 2008.

The company’s financial results in the first quarter were positively affected by the acquisition of American Home Bank, which closed on December 31, 2008.

“The current mortgage refinancing boom drove strong volume and bottom line results at American Home Bank, a division of First National Bank of Chester County (AHB), during the first quarter of 2009, which in turn made a meaningful impact on our consolidated financial results in their first quarter under our ownership,” said John A. Featherman, III, Chairman and CEO of First Chester County Corporation. “AHB contributed to a significant increase in net interest income, as well as non-interest income through gains on the sale of loans, loan servicing fees, and other mortgage-related fees. While we cannot be sure how long the refinancing boom will continue, we are optimistic that the acquisition is achieving our strategy to grow by expanding our geographic footprint, extending our reach into the mortgage industry, and enhancing our fee-based income.”

Mr. Featherman continued, “The contribution of AHB enabled us to deliver earnings growth during the quarter despite an increase in nonperforming assets. With the U.S. economy in recession, we are carefully monitoring our loan portfolio and believe that we have taken appropriate action to mitigate risk.”

The following is a summary of key financial metrics during the quarter:

•	Total assets were up 2.7% to $1.3 billion from year-end 2008 and up 32.7% from the first quarter of 2008, primarily due to the acquisition of AHB.
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Gross loans and leases remained flat at $940.1 million compared to year-end 2008, but increased from $749.7 million at March 31, 2008, while loans held for sale increased to $186 million from $91 million at year-end and from $958 thousand at March 31, 2008 due to AHB mortgages originated but not yet sold.

•	Total deposits increased 3.4% to $1.0 billion compared to year-end 2008 and increased 38.6% compared to $757.3 million at March 31, 2008, due to organic deposit growth and the acquisition of AHB.
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Net interest income was $10.1 million, up 28.5% from $7.9 million in last year’s first quarter, primarily due to higher loan balances as a result of our AHB acquisition, offset by lower yields precipitated by market conditions.

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Non-interest income was $14.2 million, compared to $2.9 million in last year’s first quarter. The increase was primarily driven by a new income stream from AHB mortgage banking activities, which contributed $10.8 million of income during the quarter, as well as loan servicing and other mortgage-related fees totaling $996 thousand, a significant increase from $414 thousand in the first quarter of 2008.

•	Wealth management and advisory fees were $918 thousand down 7.7% from $995 thousand in last year’s first quarter due to a market-driven decrease in assets under management.
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Non-interest expense was $19.1 million, compared to $8.4 million in last year’s first quarter. Approximately 90% of the increase is attributable to the inclusion of expenses related to AHB’s operations.

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During the quarter, the Corporation recorded a $1.4 million provision for loan and lease losses as compared to $211 thousand for the same period in 2008. The increase in the provision for loan and lease losses was driven by the ongoing impact of the recessionary economic conditions, which have impacted the Bank’s real estate-related loan portfolio. The percentage of non-accrual loans to gross loans was 2.2% at March 31, 2009 compared to 1.1% at December 31, 2008. The allowance for loan and lease losses as a percentage of loans at March 31, 2009 was 1.2% compared to 1.1% at December 31, 2008.

“First National Bank is a well-capitalized financial institution with a 145 year operating history,” said Kevin C. Quinn, President of First Chester County Corporation. “Though the economic environment remains a challenge, it is also creating opportunity for institutions with the financial strength and stability to gain the confidence of depositors, borrowers and investors. Our growing franchise has been built on a disciplined strategy of serving the banking needs of our local communities while avoiding the allure of riskier opportunities that have unfortunately been overwhelming other institutions. We are now focused on leveraging the competitive advantages of AHB, while further diversifying our products and geographic markets to create value for our shareholders.”

For additional information relative to our first quarter results, please review our periodic reports filed or to be filed with the Securities Exchange Commission, including our Current Reports on Form 8-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

About First Chester County Corporation:

First National Bank of Chester County, a subsidiary of First Chester County Corporation, is the largest independent national bank headquartered in Chester County. First National has over 23 branch offices that provide quality financial services to individuals, businesses, government entities, non profit organizations, and community service groups throughout the Chester, Montgomery, Delaware, Lancaster and Cumberland counties. Wealth Management and Trust Services are provided through First National Wealth Management, a division of First National Bank of Chester County. Mortgage services are provided by American Home Bank, a division of First National Bank of Chester County. For more information, visit www.1nbank.com or call 1-877-FNB-0100.

Safe Harbor

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current intentions and expectations. However, because such forward-looking statements pertain to future events and circumstances, any of these statements could prove to be inaccurate. Therefore, there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information relating to the risks and uncertainties that could cause future events to vary materially from the results anticipated may be found in the Corporation’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Corporation disclaims any obligation or intent to update any such factors or forward-looking statements in light of future events and developments.

First Chester County Corporation

Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)

SELECTED FINANCIAL DATA	March 31,		December 31,
	2009	2008	2008

Total assets	$ 1,335,480	$ 1,006,441	$ 1,300,178
Loans held for sale	186,249	958	90,940
Gross loans and leases	940,131	749,667	940,083
Allowance for loan and lease losses	11,263	7,930	10,335
Total investment securities	99,779	110,796	114,584
Deposits	1,049,322	757,324	1,015,193
Federal Home Loan Bank and other borrowings	164,998	152,368	171,170
Shareholders’ equity	86,982	68,908	85,317
Average assets	1,307,597	952,779	987,263
Average equity	86,964	69,114	68,865
Non-accrual loans	20,756	1,555	10,515

Financial Management Services
Assets under management & custody *	462,629	557,815	484,607

STATEMENT OF INCOME	THREE MONTHS ENDED MARCH 31,
	2009	2008

Interest income	$ 16,307	$ 14,077
Interest expense	6,181	6,199

Net interest income	10,126	7,878

Provision for loan and lease losses	1,387	211

Net interest income after	8,739	7,667
provision for loan and lease losses

Wealth management and advisory services	918	995
Service charges on deposit accounts	632	553
Net investment securities gain (losses)	(88)	262
Operating lease rental income	340	310
Gains on sales of fixed assets and OREO	46	45
Bank-owned life insurance	13	65
Net gain on mortgage banking activities	10,845	69
Loan servicing and other fees	996	414
Other	493	145

Non-interest income	14,195	2,858

Salaries and employee benefits	12,164	4,798
Occupancy, equipment, and data processing	2,776	1,438
Depreciation expense on operating leases	280	255
FDIC deposit insurance	413	94
Bank shares tax	234	192
Professional services	1,246	424
Marketing	258	197
Other	1,711	1,050

Non-interest expense	19,082	8,448

Income before income taxes	3,852	2,077

Income taxes	1,131	557

Net income	$ 2,721	$ 1,520

Less: Net income attributable to noncontrolling interest	(168)	-

Net income attributable to First Chester County Corporation	$ 2,553	$ 1,520

PER SHARE DATA

Net income per share (Basic)	$ 0.41	$ 0.29
Net income per share (Diluted)	$ 0.41	$ 0.29
Cash dividends declared	$ 0.140	$ 0.140
Book value	$ 13.92	$ 13.67
Average bid/ask	$ 7.78	$ 17.10
Basic weighted average shares	6,242,252	5,176,512
Diluted weighted average shares	6,242,252	5,203,441

* These assets are managed by the Wealth Management division of the Bank and are not assets of the Bank or the Corporation.